Exhibit 99.1

June 14, 2023

Caterpillar contact:

Tiffany Heikkila

Global Government & Corporate Affairs

832-573-0958

Tiffany.Heikkila@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Inc. Increases Dividend

IRVING, Texas, June 14, 2023 – The Board of Directors of Caterpillar Inc. (NYSE: CAT) voted today to raise the quarterly dividend by ten cents, an 8% increase, to one dollar and thirty cents ($1.30) per share of common stock, payable August 18, 2023, to shareholders of record at the close of business on July 20, 2023.

“We continue to generate strong Machinery, Energy & Transportation (ME&T) free cash flow through execution of our enterprise strategy for long-term profitable growth,” said Caterpillar Chairman and CEO Jim Umpleby. “Our strong ME&T free cash flow, balance sheet and liquidity position support our long history of growing the dividend and returning value to shareholders.”

Caterpillar has paid a cash dividend every year since the company was formed and has paid a quarterly dividend since 1933. Caterpillar has paid higher annual dividends to shareholders for 29 consecutive years and is recognized as a member of the S&P 500 Dividend Aristocrats Index.

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About Caterpillar

With 2022 sales and revenues of $59.4 billion, Caterpillar Inc. is the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. For nearly 100 years, we’ve been helping customers build a better, more sustainable world and are committed and contributing to a reduced-carbon future. Our innovative products and services, backed by our global dealer network, provide exceptional value that helps customers succeed. Caterpillar does business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/en/news/socialmedia.html.

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